Exhibit 99(A)

PRESS RELEASE DATED APRIL 22, 2004

Alberto-Culver Reports Strong Double-Digit Sales and Profit Growth Rates for 2004 Second Quarter and Half, Excluding Non-Cash Charge

Melrose Park, IL, (April 22, 2004) - The Alberto-Culver Company (NYSE: ACV) today reported record sales and record earnings for the second quarter and first half of fiscal 2004. The company announced a strong second quarter sales increase of 15.9% to $819 million and a 21.1% jump in net earnings to $45.9 million, excluding a non-cash charge related to the company’s conversion to one class of stock. Diluted earnings per share for the quarter, excluding the non-cash charge, were 50 cents, compared with 42 cents in the second quarter of 2003. Basic earnings per share, excluding the non-cash charge, were 51 cents versus 43 cents last year.

Sales for the first half of 2004 grew by 12.8% to $1.58 billion, and net earnings for the first half, excluding the non-cash charge, increased 20.0% to $88.7 million, resulting in diluted earnings per share of 97 cents, excluding the non-cash charge, up from 82 cents last year, and basic earnings per share of 99 cents, excluding the non-cash charge, up from 84 cents a year ago.

Alberto-Culver President and Chief Executive Officer, Mr. Howard B. Bernick, commented that the recently completed fiscal 2004 second quarter marked the company’s first ever $800 million sales quarter while the fiscal 2003 second quarter results reported only one year ago marked Alberto-Culver’s first ever $700 million sales quarter. “Alberto-Culver continues to grow aggressively and is on track to mark both its thirteenth consecutive year of record sales and record earnings, excluding the non-cash charge, and its first ever $3 billion sales year in fiscal 2004. The Company first exceeded $1 billion in sales in 1992, 37 years after its founding, the $2 billion sales mark eight years later in 2000 and now, four years later in 2004, an anticipated $3 plus billion in sales, all the while increasing profits, margins and cash flow.”

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Alberto-Culver – Fiscal 2004 Second Quarter, Six Months	Page 2

“Our consumer products and professional beauty supply distribution businesses both contributed to the robust second quarter and half. The integration of West Coast Beauty Supply acquired last December 1st by the Beauty Systems Group is slightly exceeding our expectations to date. Our overall corporate profit growth is again out-pacing excellent sales growth rates while Alberto-Culver advertising investments grow at double digit rates also to all time record levels.” said Mr. Bernick.

Sally Beauty Supply continued to expand domestically and internationally, with Sally North America finishing the quarter with 2,087 stores, including its first Canadian store in the Toronto area, and Sally International expanding to 227 stores in the United Kingdom, Germany, and Japan. In addition, the Beauty Systems Group now operates 675 stores with 1,221 distributor sales consultants calling directly on salons in the United States, Canada, and Mexico.

On the consumer products side of the business, Alberto-Culver had strong growth in the quarter internationally and in North America led by Alberto VO5 and TRESemmé hair care and St. Ives skin care. “We continue to realize the benefits of running our consumer products business globally while prioritizing, focusing and executing more quickly in our larger brands and markets,” Mr. Bernick said.

Generally accepted accounting principles (GAAP) require that the Company record a non-cash charge for the quarter against pre-tax earnings of $8.1 million ($5.3 million after tax) due to the remeasurement of the intrinsic value of stock options affected by the conversion. This non-cash charge relates only to the conversion to a single class of stock and has no effect on the sales, operating profits or cash flows of the Company’s business units or on the consolidated sales and cash flows of the Company.

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Alberto-Culver - Fiscal 2004 Second Quarter, Six Months	Page 3

GAAP did not allow the Company to record the entire non-cash charge related to the share conversion immediately when it took place during the fiscal 2004 first quarter. The Company recognized a pre-tax non-cash charge of $71.3 million ($46.3 million after tax) for the first half and will recognize additional pre-tax non-cash charges of $15.5 million ($10.1 million after tax) during the remainder of fiscal year 2004 and $19.1 million ($12.4 million after tax) over the next three fiscal years in diminishing amounts. Including this non-cash charge, net earnings for the second quarter and first half of fiscal year 2004 were $40.6 million and $42.3 million, respectively, resulting in diluted earnings per share for the second quarter and first half of 44 cents and 46 cents, respectively, and basic earnings per share of 45 cents and 47 cents for the second quarter and half.

Due solely to the non-cash charge taken in conjunction with the conversion to a single class of stock, this press release contains certain non-GAAP financial measures as defined by Regulation G of the Securities and Exchange Commission. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures is included as a schedule to this release and can also be found on www.alberto.com in the Financials Section.

Also today, the Company’s board of directors approved the regular 10 cent quarterly cash dividend. The dividend will be paid on May 20, 2004 to shareholders of record on May 3, 2004.

Corporate Conference Call Details

Mr. Bernick said the Company would discuss the second quarter and first half results with investors in a conference call to be held today – April 22 — at 2:30 pm EDT. The dial-in number for the call is 800-245-1683 or 312-461-0745 (international callers). The number for a replay of

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Alberto-Culver - Fiscal 2004 Second Quarter, Six Months	Page 4

the conference call is 800-839-6713 or 402-220-2306 (international callers), code 6079970. The call and a replay will also be available on the internet for 30 days at www.alberto.com in the Financials section and at www.fulldisclosure.com

Alberto-Culver Company manufactures, distributes and markets leading personal care products including Alberto VO5, St. Ives and TRESemmé in the United States and internationally. Its Pro-Line International unit is the second largest producer in the world of products for the ethnic hair care market. Sally Beauty Company is the world’s number one marketer of professional beauty care products through its chain of domestic and international Sally stores. Beauty Systems Group is a network of stores and professional sales consultants selling exclusive professional beauty care brands such as Matrix, Redken, Paul Mitchell, Wella, L’Oreal, Graham Webb and Sebastian to salon owners, salon professionals and franchisees.

This press release contains forward-looking statements. These statements are based on Alberto-Culver management’s current assessment of its markets and businesses. There are risks and uncertainties that could have an impact on these statements in the future. Some of the factors that could cause actual results to differ from these current projections include: the pattern of brand sales, competitive activity in each of the Company’s markets, loss of distribution rights, risks inherent in acquisitions and strategic alliances, loss of one or more key employees, sales by unauthorized distributors in the Company’s exclusive markets, the effects of a prolonged United States or global economic downturn or recession, changes in costs, unanticipated legal proceedings, unanticipated effects of the conversion to a single class of common stock, health epidemics and variations in currency exchange rates, and changes in political, economic or other external factors over which the company has no control. The company is not obligated to update any forward-looking statement in this release.

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Alberto-Culver – Fiscal 2004 Second Quarter, Six Months	Page 5

Consolidated Condensed Statements of Earnings (Unaudited)

(in thousands, except per share data)

Three Months Ended March 31, 2004 and 2003	2004	2003
Net sales	$819,321	706,956
Cost of products sold	401,810	349,068

Gross profit	417,511	357,888
Advertising, marketing, selling and administrative	341,144	293,006
Non-cash charge related to conversion to one class of common stock *	8,100	0

Operating earnings	68,267	64,882
Interest expense, net	5,829	5,734

Earnings before income taxes	62,438	59,148
Provision for income taxes	21,853	21,293

Net earnings	$40,585	37,855

Net earnings per share:
Basic	$.45	.43
Diluted	$.44	.42

Weighted average shares outstanding:
Basic	89,934	87,324
Diluted	91,864	89,994

Six Months Ended March 31, 2004 and 2003	2004	2003
Net sales	$1,584,072	1,403,732
Cost of products sold	784,528	701,356

Gross profit	799,544	702,376
Advertising, marketing, selling and administrative	651,949	575,637
Non-cash charge related to conversion to one class of common stock *	71,270	0

Operating earnings	76,325	126,739
Interest expense, net	11,209	11,316

Earnings before income taxes	65,116	115,423
Provision for income taxes	22,790	41,552

Net earnings	$42,326	73,871

Net earnings per share:
Basic	$.47	.84
Diluted	$.46	.82

Weighted average shares outstanding:
Basic	89,540	87,164
Diluted	91,433	89,808

*	The non-cash charge relates to the remeasurement of the intrinsic value of stock options affected by the conversion to one class of common stock.

Alberto-Culver – Fiscal 2004 Second Quarter, Six Months	Page 6

Consolidated Condensed Balance Sheets (Unaudited)

(in thousands)

	March 31
	2004	2003
Assets
Cash, cash equivalents and short-term investments	$291,065	246,893
Accounts receivable, net	233,222	204,988
Inventories	618,124	547,138
Other current assets	47,014	40,079

Total current assets	1,189,425	1,039,098
Property, plant and equipment, net	282,149	248,533
Goodwill and trade names, net	565,155	431,097
Other assets, net	78,339	72,916

Total assets	$2,115,068	1,791,644

Liabilities and Stockholders’ Equity
Short-term borrowings and current maturities of long-term debt	$462	3,357
Accounts payable, accrued expenses and income taxes	496,911	424,059

Total current liabilities	497,373	427,416
Long-term debt	320,690	320,284
Other liabilities and deferred taxes	92,626	89,750
Stockholders’ equity	1,204,379	954,194

Total liabilities and stockholders’ equity	$2,115,068	1,791,644

Alberto-Culver – Fiscal 2004 Second Quarter, Six Months	Page 7

Schedule - Reconciliation of Non-GAAP Financial Measures

The Company’s press release announcing results of operations for the three and six months ended March 31, 2004 includes references to the following “non-GAAP financial measures” as defined by Regulation G of the Securities and Exchange Commission:

•	Net earnings excluding non-cash charge

•	Basic net earnings per share excluding non-cash charge

•	Diluted net earnings per share excluding non-cash charge

As discussed in the press release, the non-cash charge is due to the remeasurement of the intrinsic value of stock options affected by the company’s conversion to a single class of common stock in November, 2003. The company will record a non-cash charge against pre-tax earnings of approximately $105.9 million ($68.8 million after taxes), of which $8.1 million ($5.3 million after taxes) and $71.3 million ($46.3 million after taxes) was recognized in the second quarter and first half of fiscal year 2004, respectively, another $15.5 million ($10.1 million after taxes) will be recognized over the remainder of fiscal year 2004 and $19.1 million ($12.4 million after taxes) will be recognized over the following three fiscal years in diminishing amounts. The non-cash charge relates to a change in the capital structure of the company rather than the normal operations of the company’s core businesses. Management uses the non-GAAP financial measures excluding the non-cash charge to evaluate the operating results of the company and believes the presentation of these amounts provides the reader with information necessary to analyze the company’s normal operations for the periods compared.

Reconciliations of these non-GAAP financial measures to their most directly comparable financial measures under generally accepted accounting principles (GAAP) in the United States for the three and six months ended March 31, 2004 and 2003 are as follows (in thousands, except per share data):

	Three Months Ended March 31,		Six Months Ended March 31,
	2004	2003	2004	2003
Net earnings, as reported	$40,585	37,855	42,326	73,871
Non-cash charge related to conversion to one class of common stock, net of income taxes	5,265	—	46,325	—

Net earnings excluding non-cash charge	$45,850	37,855	88,651	73,871

Basic net earnings per share, as reported	$.45	.43	.47	.84
Non-cash charge related to conversion to one class of common stock, net of income taxes	.06	—	.52	—

Basic net earnings per share excluding non-cash charge	$.51	.43	.99	.84

Diluted net earnings per share, as reported	$.44	.42	.46	.82
Non-cash charge related to conversion to one class of common stock, net of income taxes	.06	—	.51	—

Diluted net earnings per share excluding non-cash charge	$.50	.42	.97	.82

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